Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com
News Release

AMGEN’S FIRST QUARTER 2012 REVENUE

INCREASED 9 PERCENT TO $4.0 BILLION AND

ADJUSTED EARNINGS PER SHARE (EPS)

INCREASED 20 PERCENT TO $1.61

First Quarter 2012 GAAP EPS Increased

23 Percent to $1.48

THOUSAND OAKS, Calif. (April 24, 2012) – Amgen (NASDAQ:AMGN) reported total revenue increased 9 percent during the first quarter of 2012 to $4,048 million versus $3,706 million in the first quarter of 2011.

Adjusted earnings per share (EPS) were $1.61 for the first quarter of 2012, an increase of 20 percent compared to $1.34 for the first quarter of 2011. Adjusted net income increased 2 percent to $1,287 million in the first quarter of 2012 compared to $1,258 million in the first quarter of 2011.

“We delivered strong sales and earnings during the first quarter, reflecting broad strength across the portfolio”, said Kevin Sharer, chairman & CEO. “The pipeline is developing well and the business is in good shape to address the opportunities and challenges ahead,” concluded Sharer.

Adjusted EPS and adjusted net income for the first quarter of 2012 and 2011 exclude, for the applicable periods, certain expenses related to acquisitions and cost-savings initiatives, non-cash interest expense associated with our convertible notes and certain other items. These adjustments and other items are presented on the attached reconciliations.

On a reported basis in accordance with United States (U.S.) Generally Accepted Accounting Principles (GAAP), Amgen’s GAAP diluted EPS were $1.48 for the first quarter of 2012, an increase of 23 percent compared to $1.20 for the first quarter of 2011. GAAP net income increased 5 percent to $1,184 million in the first quarter of 2012 compared to $1,125 million for the first quarter of 2011.

First Quarter 2012 Revenue Increased 9 Percent to $4.0 Billion and Adjusted

Earnings Per Share Increased 20 Percent to $1.61

Product Sales Performance

Total product sales increased 8 percent to $3,901 million in the first quarter of 2012 versus $3,618 million in the first quarter of 2011. U.S. product sales increased 8 percent to $2,997 million in the first quarter of 2012 versus $2,778 million in the first quarter of 2011. International product sales increased 8 percent to $904 million in the first quarter of 2012 versus $840 million in the first quarter of 2011. The impact of foreign exchange on international product sales for the first quarter of 2012 was not material.

XGEVA® (denosumab) sales were $153 million in the first quarter of 2012, an increase of 14 percent over the fourth quarter of 2011, reflecting increased segment share as well as overall segment growth.

Prolia® (denosumab) sales were $88 million in the first quarter of 2012, an increase of 9 percent over the fourth quarter of 2011, reflecting continued global growth.

Combined Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim) sales increased 9 percent to $1,344 million in the first quarter of 2012 versus $1,232 million in the first quarter of 2011. Combined U.S. Neulasta and NEUPOGEN sales increased 13 percent to $1,053 million in the first quarter of 2012 versus $930 million in the first quarter of 2011, driven primarily by an increase in the average net sales price and, to a lesser extent, an increase in Neulasta unit demand. Combined Neulasta and NEUPOGEN international sales decreased 4 percent to $291 million in the first quarter of 2012 versus $302 million in the first quarter of 2011, due primarily to a decrease in the average net sales price. A mid single-digit percentage point increase in Neulasta unit demand was offset by a decline in NEUPOGEN units due primarily to biosimilar competition.

Enbrel® (etanercept) sales increased 7 percent to $938 million in the first quarter of 2012 versus $875 million in the first quarter 2011, driven primarily by an increase in the average net sales price. ENBREL remains the segment share leader in both the rheumatology and dermatology segments.

Aranesp® (darbepoetin alfa) sales decreased 11 percent to $518 million in the first quarter of 2012 versus $580 million in the first quarter of 2011. U.S. Aranesp sales decreased 19 percent to $202 million in the first quarter of 2012 versus $250 million in the first quarter of 2011, due primarily to a decline in unit demand, offset partially by a mid single-digit percentage point increase in the average net sales price. The unit decline reflects segment contraction resulting from changes to the product label and reimbursement environment that occurred during 2011. International Aranesp sales decreased 4 percent to $316 million in the first quarter of 2012 versus $330 million in the first quarter of 2011, due primarily to a decrease in the average net sales price.

EPOGEN® (epoetin alfa) sales decreased 17 percent to $446 million in the first quarter of 2012 versus $535 million in the first quarter of 2011, reflecting the impact of changes to the label and reimbursement. The decline was comprised of an approximately 30 percent decrease in unit demand driven by a reduction in dose utilization, offset partially by reductions in customer discounts as part of new provider contracts that became effective Jan. 1, 2012.

First Quarter 2012 Revenue Increased 9 Percent to $4.0 Billion and Adjusted

Earnings Per Share Increased 20 Percent to $1.61

On a sequential basis, EPOGEN sales decreased 8 percent, comprised of an approximately 20 percent decrease in unit demand driven by the timing of end-user purchases at the end of 2011 and a reduction in dose utilization. These decreases were offset partially by reductions in customer discounts as part of new provider contracts.

Sales of our other, growth-phase products increased 22 percent to $399 million in the first quarter 2012 versus $327 million in the first quarter of 2011. Sales of Sensipar®/Mimpara® (cinacalcet) increased 17 percent to $219 million in the first quarter of 2012 versus $187 million in the first quarter of 2011. Sales of Vectibix® (panitumumab) increased 20 percent to $90 million in the first quarter of 2012 versus $75 million in the first quarter of 2011. Sales of Nplate® (romiplostim) increased 38 percent to $90 million in the first quarter of 2012 versus $65 million in the first quarter of 2011. These increases were driven primarily by global unit growth.

Operating Expense Analysis on an Adjusted Basis:

Cost of sales increased to 17.1 percent of sales in the first quarter of 2012 versus 14.9 percent of sales in the first quarter of 2011. Excluding the impact of the Puerto Rico excise tax, cost of sales would have been 15.0 percent of sales for the first quarter of 2012 versus 14.6 percent of sales for the first quarter of 2011 driven primarily by higher inventory write-offs.

Research & Development (R&D) expenses increased 3 percent to $723 million in the first quarter of 2012 versus $703 million in the first quarter of 2011. The increase was due to higher costs associated with supporting our later stage clinical programs including AMG 145, AMG 785 and talimogene laherparepvec. This increase was offset partially by reduced expenses in Discovery Research and Translational Sciences.

Selling, General & Administrative (SG&A) expenses increased 5 percent to $1,057 million in the first quarter of 2012 versus $1,011 million in the first quarter of 2011. This increase was driven principally by higher spending on marketed products, related primarily to the launch of ENBREL and Prolia direct-to-consumer advertising campaigns as well as international expansion, and by increased ENBREL profit share expenses. These increases were offset partially by a favorable change to the estimated 2011 U.S. healthcare reform federal excise fee.

The adjusted tax rate for the first quarter of 2012 was 15.6 percent compared with 16.6 percent for the first quarter of 2011. The decrease was due primarily to changes in revenue and expense mix, the aforementioned adjustment to the non-deductible healthcare reform federal excise fee, and additional foreign tax credits associated with the Puerto Rico excise tax. This decrease was offset partially by the federal R&D credit benefit in the first quarter of 2011. As of March 31, 2012, the U.S. Congress had not extended the R&D tax credit that expired at the end of 2011. Excluding the impact of the Puerto Rico excise tax, the adjusted tax rate for the first quarter of 2012 would have been 20.2 percent versus 20.9 percent in the first quarter of 2011.

First Quarter 2012 Revenue Increased 9 Percent to $4.0 Billion and Adjusted

Earnings Per Share Increased 20 Percent to $1.61

During the first quarter of 2012, Amgen repurchased approximately 21 million shares of common stock at a total cost of $1.4 billion. The Company currently has $3.6 billion remaining under its authorized stock repurchase program.

The Company previously announced that its Board of Directors declared a $0.36 per share dividend for the second quarter of 2012. The dividend will be paid on June 7, 2012, to all stockholders of record as of the close of business on May 16, 2012.

Average diluted shares for adjusted EPS for the first quarter of 2012 were 799 million versus 940 million for the first quarter of 2011.

Capital expenditures for the first quarter of 2012 were $129 million versus $100 million in the first quarter of 2011. Operating cash flow for the first quarter of 2012 was $1.0 billion, approximately the same as the first quarter of 2011. Worldwide cash and marketable securities were $19.4 billion and adjusted outstanding debt was $21.5 billion as of March 31, 2012.

2012 Guidance

The Company continues to expect 2012 total revenue to be in the range of $16.1 billion to $16.5 billion, and 2012 adjusted EPS to be in the range of $5.90 to $6.15, excluding certain expenses related to acquisitions and cost-savings initiatives, non-cash interest expense associated with our convertible notes and certain other items.

With respect to other guidance, Amgen continues to expect the adjusted tax rate for 2012 to be in the range of 14 percent to 15 percent. Excluding the Puerto Rico excise tax, Amgen still expects the adjusted tax rate for 2012 to be in the range of 19 percent to 20 percent.

The Company still expects 2012 capital expenditures to be approximately $700 million.

First Quarter Product and Pipeline Update

The Company provided the following information on selected products and clinical programs:

AMG 145: The Company discussed recently presented positive results from a Phase 1b clinical study in patients with high cholesterol who were taking statins. The Company also announced that four Phase 2 studies in subjects with high cholesterol had completed enrollment.

AMG 785: The Company discussed the recent initiation of a Phase 3 clinical study for the treatment of postmenopausal osteoporosis.

Brodalumab (AMG 827): The Company discussed the recent publication of positive results from a Phase 2 clinical study in patients with psoriasis and plans to commence Phase 3 clinical studies in 2012.

First Quarter 2012 Revenue Increased 9 Percent to $4.0 Billion and Adjusted

Earnings Per Share Increased 20 Percent to $1.61

The Company discussed the collaboration with AstraZeneca Plc announced on April 2 to jointly develop and commercialize five monoclonal antibodies from Amgen’s clinical inflammation portfolio.

The Company discussed the agreement announced on April 10 under which Amgen will acquire KAI, a privately held pharmaceutical company based in South San Francisco. The acquisition is subject to customary closing conditions.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP) basis for the three months ended March 31, 2012 and 2011. In addition, management has presented its outstanding debt in accordance with GAAP and on an “adjusted” (or non-GAAP) basis as of March 31, 2012. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Further, our reconciliations of GAAP to “adjusted” operating results, which are included on the attached tables, are presented in the format of condensed consolidated statements of income solely to facilitate a reader’s understanding of the impact of the various adjustments to our GAAP operating results, individually and in the aggregate, and are not intended to place any undue prominence on our adjusted operating results.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe, effective medicines from lab to manufacturing plant to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, bone disease and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and vital medicines, visit www.amgen.com. Follow us on www.twitter.com/amgen.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2011, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to

First Quarter 2012 Revenue Increased 9 Percent to $4.0 Billion and Adjusted

Earnings Per Share Increased 20 Percent to $1.61

successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others, could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.

CONTACT: Amgen, Thousand Oaks

Christine Regan, 805-447-5476 (media)

Arvind Sood, 805-447-1060 (investors)

###

First Quarter 2012 Revenue Increased 9 Percent to $4.0 Billion and Adjusted

Earnings Per Share Increased 20 Percent to $1.61

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three months ended March 31, 2012				Three months ended March 31, 2011
	GAAP	Adjustments		“Adjusted”	GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$3,901	$—		$3,901	$3,618	$—		$3,618
Other revenues	147	—		147	88	—		88

Total revenues	4,048	—		4,048	3,706	—		3,706

Operating expenses:
Cost of sales (excludes amortization of certain acquired intangible assets presented below)	679	(13	) (a)	666	564	(24	) (a)	540
Research and development	736	(13	) (b)	723	736	(33	) (b)	703
Selling, general and administrative	1,076	(19	) (c)	1,057	1,023	(12	) (c)	1,011
Amortization of certain acquired intangible assets	74	(74	) (d)	—	74	(74	) (d)	—
Other	6	(6	) (e)	—	16	(16	) (e)	—

Total operating expenses	2,571	(125)		2,446	2,413	(159)		2,254

Operating income	1,477	125		1,602	1,293	159		1,452
Interest expense, net	235	(34	) (f)	201	135	(44	) (f)	91
Interest and other income, net	124	—		124	148	—		148

Income before income taxes	1,366	159		1,525	1,306	203		1,509
Provision for income taxes	182	56	(g)	238	181	70	(g)	251

Net income	$1,184	$103		$1,287	$1,125	$133		$1,258

Earnings per share:
Basic	$1.50			$1.63	$1.21			$1.35
Diluted (h)	$1.48			$1.61	$1.20			$1.34
Average shares used in calculation of earnings per share:
Basic	791			791	933			933
Diluted (h)	800			799	941			940

(a) - (h) See explanatory notes on the following pages.

First Quarter 2012 Revenue Increased 9 Percent to $4.0 Billion and Adjusted

Earnings Per Share Increased 20 Percent to $1.61

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three months ended March 31,
	2012	2011
(a) Adjustments to cost of sales:
Incremental expense resulting from accelerating depreciation and/or accruing losses for facility operating leases as a result of our transaction with Boehringer Ingelheim involving our Fremont, California manufacturing facility (the BI transaction)	$(10)	$(21)
Stock option expense (i)	(3)	(3)

Total adjustments to cost of sales	$(13)	$(24)

(b) Adjustments to research and development expenses:
Acquisition-related expenses	$(7)	$(7)
Non-cash amortization of R&D technology intangible assets acquired in business combinations in prior years	—	(17)
Stock option expense (i)	(6)	(9)

Total adjustments to research and development expenses	$(13)	$(33)

(c) Adjustments to selling, general and administrative expenses:
Acquisition-related expenses	$(12)	$(2)
Stock option expense (i)	(7)	(10)

Total adjustments to selling, general and administrative expenses	$(19)	$(12)

(d) Adjustments to amortization of certain acquired intangible assets:
Non-cash amortization of product technology rights acquired in a prior year business combination	$(74)	$(74)

(e) Adjustments to other operating expenses:
Certain charges pursuant to our continuing efforts to improve cost efficiencies in our operations	$(1)	$(16)
Expense resulting from changes in the estimated fair values of the contingent consideration obligations related to a prior year business combination	(2)	—
Expense related to certain legal proceedings	(3)	—

Total adjustments to other operating expenses	$(6)	$(16)

(f) Adjustments to interest expense, net:
Non-cash interest expense associated with our convertible notes	$(34)	$(44)

(g) Adjustments to provision for income taxes:
Income tax effect of the above adjustments (j)	$56	$65
Income tax benefit related to certain prior period charges excluded from “Adjusted” earnings	—	5

Total adjustments to provision for income taxes	$56	$70

First Quarter 2012 Revenue Increased 9 Percent to $4.0 Billion and Adjusted

Earnings Per Share Increased 20 Percent to $1.61

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(h)	The following table presents the computations for GAAP and “Adjusted” diluted EPS, computed under the treasury stock method.

“Adjusted” EPS presented below excludes stock option expense:

	Three months ended March 31, 2012			Three months ended March 31, 2011
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$1,184	$1,287		$1,125	$1,258

Shares (Denominator):
Weighted-average shares for basic EPS	791	791		933	933
Effect of dilutive securities	9	8	(*)	8	7	(*)

Weighted-average shares for diluted EPS	800	799		941	940

Diluted EPS	$1.48	$1.61		$1.20	$1.34

(*)	Dilutive securities used to compute “Adjusted” diluted EPS for the three months ended March 31, 2012 and 2011 were computed under the treasury stock method assuming that we do not expense stock options.

(i)	For the three months ended March 31, 2012 and 2011, the total pre-tax expense for employee stock options was $16 million and $22 million, respectively.

“Adjusted” diluted EPS including the impact of stock option expense for the three months ended March 31, 2012 and 2011 was as follows:

	Three months ended March 31,
	2012	2011
“Adjusted” diluted EPS, excluding stock option expense	$1.61	$1.34
Impact of stock option expense (net of tax)	(0.02)	(0.02)

“Adjusted” diluted EPS, including stock option expense	$1.59	$1.32

(j)	The tax effect of the adjustments between our GAAP and “Adjusted” results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including amortization of intangible assets and non-cash interest expense associated with our convertible notes, whereas the tax impact of other adjustments, including stock option expense, depends on whether the amounts are deductible in the tax jurisdictions where the expenses are incurred or the asset is located and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP results noted in notes (a) - (f) above, for the three months ended March 31, 2012 and 2011 were 35.2% and 32.0%, respectively.

First Quarter 2012 Revenue Increased 9 Percent to $4.0 Billion and Adjusted

Earnings Per Share Increased 20 Percent to $1.61

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three months ended March 31,
	2012	2011

XGEVA® - U.S.	$139	$42

XGEVA® - International	14	—

Prolia® - U.S.	54	17

Prolia® - International	34	10

Enbrel® - U.S.	878	821

Enbrel® - Canada	60	54

Neulasta® - U.S.	814	710

NEUPOGEN® - U.S.	239	220

Neulasta® - International	225	226

NEUPOGEN® - International	66	76

Aranesp® - U.S.	202	250

Aranesp® - International	316	330

EPOGEN® - U.S.	446	535

Sensipar® - U.S.	140	116

Mimpara® - International	79	71

Vectibix® - U.S.	31	30

Vectibix® - International	59	45

Nplate® - U.S.	54	37

Nplate® - International	36	28

Other - International	15	—

Total product sales	$3,901	$3,618

U.S.	$2,997	$2,778

International	904	840

Total product sales	$3,901	$3,618

First Quarter 2012 Revenue Increased 9 Percent to $4.0 Billion and Adjusted

Earnings Per Share Increased 20 Percent to $1.61

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash, cash equivalents and marketable securities	$19,374	$20,641
Trade receivables, net	2,988	2,896
Inventories	2,499	2,484
Other current assets	1,994	1,572

Total current assets	26,855	27,593
Property, plant and equipment, net	5,392	5,420
Intangible assets, net	3,445	2,584
Goodwill	12,121	11,750
Other assets	1,437	1,524

Total assets	$49,250	$48,871

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$5,917	$5,670
Current portion of long-term debt	2,381	84

Total current liabilities	8,298	5,754
Long-term debt	19,028	21,344
Other non-current liabilities	3,050	2,744
Stockholders’ equity	18,874	19,029

Total liabilities and stockholders’ equity	$49,250	$48,871

Shares outstanding	781	796

First Quarter 2012 Revenue Increased 9 Percent to $4.0 Billion and Adjusted

Earnings Per Share Increased 20 Percent to $1.61

Amgen Inc.

Reconciliation of GAAP Debt Outstanding to “Adjusted” Debt Outstanding

(In millions)

(Unaudited)

	GAAP	Adjustments for accounting standard (a)	“Adjusted”
March 31, 2012	$21,409	$119	$21,528

(a)	To exclude the impact of bifurcating the debt and equity components of our convertible notes as required by U.S. accounting standards for these securities commencing in 2009.

Reconciliation of GAAP EPS Guidance to “Adjusted”

EPS Guidance for the Year Ending December 31, 2012

(Unaudited)

		2012
GAAP EPS (diluted) guidance		$5.41	-	$5.67
Known adjustments to arrive at “Adjusted” earnings*:
Amortization of acquired intangible assets	(a)			0.27
Non-cash interest expense associated with our convertible notes	(b)			0.11
Stock option expense	(c)	0.05	-	0.06
Charges associated with cost savings initiatives	(d)			0.03
Acquisition-related expenses	(e)			0.02

“Adjusted” EPS (diluted) guidance		$5.90	-	$6.15

*	The known adjustments are presented net of their related aggregate tax impact of approximately $0.27 per share.
(a)	To exclude the ongoing, non-cash amortization of intangible assets acquired in business combinations.
(b)	To exclude the non-cash interest expense associated with our convertible notes.
(c)	To exclude stock option expense.
(d)	To exclude charges associated with cost savings initiatives, resulting primarily from accelerating depreciation as a result of the BI transaction.
(e)	To exclude acquisition-related expenses.

On April 10, 2012, we announced that we have entered into a definitive acquisition agreement to acquire KAI Pharmaceuticals. Any resulting adjustments from this transaction have not been determined. As a result, no adjustments are included in the table above.

Reconciliation of GAAP Tax Rate Guidance to “Adjusted”

Tax Rate Guidance for the Year Ending December 31, 2012

(Unaudited)

	2012 with PR excise tax			2012 without PR excise tax
GAAP tax rate guidance	11.5%	-	12.6%	17.2%	-	18.3%
Tax rate effect of known adjustments discussed above	2.4%	-	2.5%	1.7%	-	1.8%

“Adjusted” tax rate guidance	14.0%	-	15.0%	19.0%	-	20.0%